Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

March 26, 2015

Envision Healthcare Holdings, Inc.
6200 S. Syracuse Way
Suite 200
Greenwood Village, Colorado  80111

Registration Statement on Form S-3
of Envision Healthcare Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Envision Healthcare Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus (the “Prospectus”), relating to the registration of up to 1,200,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to the Envision Healthcare Holdings, Inc. 2015 Provider Stock Purchase Plan (the “Plan”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based on the foregoing, we are of the opinion that the 1,200,000 shares of Common Stock that are reserved for issuance pursuant to the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP